UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 26, 2013

MASTECH HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

001-34099	26-2753540
(Commission File Number)	(IRS Employer Identification No.)

1000 Commerce Drive, Suite 500, Pittsburgh, PA	15275
(Address of Principal Executive Offices)	(Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2013, Mastech Holdings, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Accountable Healthcare Staffing, Inc. (the “Buyer”) to sell substantially all of the assets of the Company’s Healthcare Staffing segment. Under the terms of the Agreement, which has been unanimously approved by the Company’s Board of Directors, total consideration to be paid by the Buyer totals $1.15 million. Consideration will consist of approximately $1.0 million of cash at closing, plus the assumption of certain liabilities. Total assets to be sold exclude cash balances on hand, accounts receivables, and other current assets, which approximated $1.5 million as of June 30, 2013, net of current liabilities retained by the Company.

The Company has made certain customary representations and warranties to the Buyer in the Agreement, and has also made certain customary covenants, including the indemnification of the Buyer with respect to any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant under the Agreement, subject to specified limitations on the amount of indemnifiable damages. The closing is subject to customary closing conditions, including, among others:

•	Execution of certain confidentiality, noncompetition, employment and shareholder agreements;

•	Absence of any actions or proceedings seeking to restrain, prohibit or invalidate the transactions contemplated by the Agreement; and

•	The receipt of all third party consents and approvals required by the Agreement.

The closing is expected to occur during the third quarter of 2013.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by the text of the Agreement, which will be filed as an exhibit to the Company’s next periodic report.

On July 31, 2013, the Company issued a press release (the “Press Release”) announcing the transaction described herein. A copy of the Press Release is being filed as Exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued July 31, 2013, announcing the Asset Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH HOLDINGS, INC.

By:	/s/ John J. Cronin
Name:	John J. Cronin
Title:	Chief Financial Officer

July 31, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued July 31, 2013, announcing the Asset Purchase Agreement.